Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150392 on Form S-8 of our report dated December 18, 2008, relating to the consolidated financial statements and financial statement schedule of Quanex Building Products Corporation (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which expresses and unqualified opinion and includes an explanatory paragraph relating to the separation of the Company’s Vehicular Products and Building Products businesses), appearing in the Annual Report on Form 10-K of the Company for the year ended October 31, 2008.

/s/ Deloitte & Touche LLP

Houston, Texas
December 18, 2008